Exhibit 10.1

AMENDMENT TO SERVICES AGREEMENT

By this Amendment to the Services Agreement dated March 21, 2013 (the "Services Agreement") by and between Ortsbo, Inc., an Ontario, Canada corporation and its subsidiary Ortsbo USA Inc., a Delaware corporation (collectively, "Ortsbo") at 30 West Beaver Creek Road Suite 111 Richmond Hill, ON L4B 3Kl, Yappn Acquisition Sub, Inc. (“Yappn Acquisition”) a Delaware corporation at 1001 Avenue of the Americas, 11th Floor, New York, New York 10018, and Yappn Corp. (“Yappn”), a Delaware corporation at 1001 Avenue of the Americas, 11th Floor, New York, New York 10018.

WHEREAS, Acquisition Sub assumed the liabilities of Intertainment Media under the Services Agreement,

WHEREAS, the parties wish to provide for certain additional agreements and obligations as set forth herein;

NOW THEREFORE, for good and valuable consideration, the parties agree as follows:

1.           “Ortsbo Property” is defined in Section 5.1 of the Agreement.

2.           Ortsbo hereby grants Yappn Corporation (“Yappn”) an exclusive license to use Ortsbo Property relating to Social Media applications. Ortsbo may not use the Ortsbo Property in connection with a Third Party use.

3.          Ortsbo also herby grants Yappn a right of first refusal to purchase the Ortsbo Property (the “Right of First Refusal”).  In the event that Ortsbo shall receive and wishes to accept an offer to sell all or part of the Ortsbo Property (the “Offer”), Ortsbo shall deliver a written notice to Yappn containing the proposed terms and conditions of the Offer, including all material terms of the offer and the names and addresses of the offeree. At the request of Yappn, Ortsbo shall demonstrate to a reasonable satisfaction of Yappn’s board of directors that the Offer is bona fide.   Yappn shall have the right, subject to any applicable approvals, exercisable by written notice to Ortsbo to purchase the Ortsbo Property, including the applicable source code of Ortsbo’s representational state transfer (RST) application programming interface (API) subject to negotiated and acceptable terms which may require a fair market opinion. If and to the extent that Yappn does not exercise its right to purchase the Ortsbo Property, Ortsbo may continue to consummate the Offer. The right of first refusal granted pursuant to this paragraph shall terminate two years from the date of this Agreement.

4.           Ortsbo also hereby grants Yappn the right to purchase a copy of the source code of Ortsbo’s representational state transfer (RST) application programming interface (API) as it relates to Social Media applications for a purchase price of $2,000,000 which may be paid in cash or restricted shares of the Common Stock of Yappn based on a per share price of $.15 per share. Yappn may exercise the right granted to it pursuant to this paragraph by notifying Ortsbo of its intent and the purchase and sale of the source code of Ortsbo representational state transfer (RST) application programming interface (API) as it relates to Social Media applications shall take place as soon as reasonably practicable after such notice but no longer than 180 days from such notice.

5.           Within ten days of the date hereof Yappn shall issue Ortsbo 1,666,666 shares of its restricted Common Stock (based on a $.15 per share price).

6.1 Representations and Warranties:

(a)
Ortsbo acknowledges that the shares of Common Stock issuable pursuant to this Amendment Agreement (the “Shares”) have not been registered under Act and accordingly are “restricted securities” within the meaning of Rule 144 of the Act.  As such, the Shares may not be resold or transferred unless Yappn has received an opinion of counsel and in form reasonably satisfactory to Yappn that such resale or transfer is exempt from the registration requirements of that Securities Act of 1933, as amended (the “Act”)

(b)
Ortsbo has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of Yappn concerning an investment in the Shares and any additional information that Ortsbo has requested.

(c)
Ortsbo’s parent company, Intertainment Media Inc. has experience in investments in restricted and publicly traded securities, and has experience in investments in speculative securities and other investments that involve the risk of loss of investment.  Ortsbo and Intertainment Media Inc. acknowledge that an investment in the Shares is speculative and involves the risk of loss. Ortsbo’s parent company, Intertainment Media Inc. has the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and Ortsbo and Intertainment Media Inc. can afford the risk of loss of his entire investment in the Shares.

(d)	Ortsbo is acquiring the Shares for its own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

(e)
Ortsbo represents and warrant that its entry into this Amendment Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which Ortsbo is a party, and Ortsbo has all requisite corporate authority and approval to enter into this Amendment Agreement and it is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

7. Ortsbo hereby indemnifies and agrees to defend and hold harmless Yappn from and against any and all claims, demands and actions, and any liabilities, damages or expenses resulting therefrom, including court costs and reasonable attorneys' fees, arising out of or relating to the agreements and representations made by Ortsbo in this Amendment Agreement.  Yappn’s obligations under this paragraph shall survive the termination, for any reason, of this Amendment Agreement.

8. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Amendment Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

9.  This Amendment Agreement shall be construed in accordance with, and all actions arising hereunder shall be governed by, the laws of the State of New York.  Any dispute arising hereunder shall be subject to the exclusive jurisdiction of the federal and state courts of the state of New York, New York County.

10.   Except as amended and/or supplemented hereby the terms and provisions of the Services Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have set their hands, intending to be bound hereby, on the Effective Date shown below.

ORTSBO USA INC.

By:	/s/ David Lucatch

Name:	David Lucatch

Title:	President

ORTSBO, INC.

By:	/s/ David Lucatch

Name:	David Lucatch

Title:	President and CEO

Yappn Corp.

By:	/s/ Craig McCannell

Name:	Craig McCannell

Title:	CEO

Yappn Acquisition Sub, Inc.

By:	/s/ Craig McCannell

Name:	Craig McCannell

Title:	CEO

Acknowledged:

Intertainment Media, Inc.

By:	/s/ Anthony R. Pearlman

Anthony R. Pearlman (Name)

COO and President (Title)